EXHIBIT 99.1

Lotus Pharmaceuticals, Inc.	CCG Investor Relations, Inc.
Mr. Adam Wasserman, CFO	Mr. Crocker Coulson, President
Phone: +877-801-0344	Phone: +1-646-213-1915
info@LotusEast.com	crocker.coulson@ccgir.com
http://www.lotuseast.com	http://www.ccgirasia.com

Lotus Pharmaceuticals, Inc. Purchases Intellectual Property Rights to an Established Prescription Drug

BEIJING, Feb 18, 2009 - Lotus Pharmaceuticals, Inc. (OTC Bulletin Board: LTUS, “Lotus” or the “Company”), a company that controls and operates pharmaceutical companies in the People’s Republic of China (“PRC”), today announced that contractually controlled Beijing Liang Fang Pharmaceutical Co., Ltd. (“Liang Fang”) entered into an intellectual rights transfer contract with Beijing Yipuan Bio-Medical Technology Co., Ltd. (“Yipuan”) in December 2008 to acquire the drug Yipubishan, a highly effective and stable octreotide acetate injection solution, according to a clinical research report issued by Beijing Union Medical College Hospital Center for Clinical Pharmacology, used to treat the symptoms of gastric ulcers and hemorrhages of the upper digestive tract since 2004.

Liang Fang will pay RMB54 million (about $7.9 million) in installments within six months of the date of signing the intellectual rights transfer contract with Yipuan (the intellectual property rights to Yipubishan are documented in an official drug certificate for Yipubishan). Liang Fang has paid RMB20 million (approximately $2.9 million) to Yipuan as of December 31, 2008 and the remaining balance of RMB 34 million (approximately $5 million) is due by May 31, 2009. Liang Fang intends to use its present working capital to fund the project.

Part of the development costs of Yipubishan were funded through the use of grants from the Innovation Fund for Small - Medium Technology Based Firms of the Ministry of Science and Technology of the PRC. Because of its advanced bio-medical technology and impact, Yipubishan became the first prescription drug of its kind developed in China to be included in the National Torch Project. The National Torch Project, approved by China State Department, recognizes and promotes commercialization of high-tech discoveries and encourages companies to use high technology.

Estimated third party revenue for Yipubishan in 2008 was RMB67 million (about $9.8 million), with a 75.0% gross profit margin. Lotus is expecting to have RMB75 million of revenue from Yipubishan in 2009 with a 75.0% gross profit margin. After 2009, revenue from Yipubishan is expected to increase by 25% a year through 2011.

Yipuan has a manufacturing agreement with Beijing Si Huan pharmaceutical Co., Ltd. (“Si Huan”) to manufacture Yipubishan. Si Huan will continue to manufacture Yipubishan for Liang Fang. Yipubishan’s current packaging will not be changed.

As part of the sale of Yipubishan, Yipuan is transferring its distribution channels, including sales representatives, to Liang Fang in phases. Most of Yipuan’s sales of Yipubishan take place in Jiangxi province, Xi’an and Shanghai. In 2006, Liang Fang started distributing Yipubishan in Anhui and Inner Mongolia. Liang Fang is considering whether to use the distribution channels it is acquiring from Yipuan for some of its own products.

“The purchase of Yipubishan is part of Liang Fang’s strategy to increase its drug portfolio by acquiring well established drugs that have demonstrated commercial success,” said Dr. Zhongyi Liu, the CEO and Chairman of Lotus. “We are familiar with the superior quality of this drug, believe it has great market potential, and will sell it through our national sales network along with the distribution channels which we acquire from Yipuan.”

About Lotus Pharmaceuticals, Inc.

Lotus Pharmaceuticals, Inc. controls and operates Liang Fang Pharmaceutical, Ltd. (“Liang Fang”) and Enze Jiashi Pharmaceutical, Ltd. (“Enze”), two pharmaceutical companies located in Beijing, China. Together, Liang Fang and Enze (“Lotus East”) undertake the development, production, marketing and distribution of pharmaceutical products. Lotus East has some of the most advanced pharmaceutical production equipment in China and its manufacturing facilities meet national Good Manufacturing Practices (GMP). The Company distributes its own portfolio of drugs and pharmaceutical products produced by other manufacturers in the PRC through an extensive national distribution network. Lotus owns ten pharmacies in Beijing through which it directly sells over 5,000 western drugs, Traditional Chinese Medicines (TCM) and medical equipment items.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes from anticipated levels of sales, future national or regional economic and competitive and regulatory conditions, changes in relationships with customers, access to capital, difficulties in developing and marketing new products, marketing existing products, customer acceptance of existing and new products, and other factors. Additional information regarding risks can be found in the Company’s Annual Report on Form 10K filed with the SEC. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Except as may be required by federal securities laws, the Company has no obligation to update the forward-looking information contained in this press release.

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